Aphton Corporation
                          80 SW 8th Street, Suite 2160
                              Miami, FL 33130-3047



February 20, 2003

Wharton Capital Partners, Ltd.
545 Madison Avenue
New York, NY 10022

Gentlemen:

This letter is to confirm that Wharton Capital Partners Ltd. and Wharton Capital Markets, LLC (Wharton) are authorized to act as non-exclusive financial consultant and/or placement agent for Aphton Corporation (APHT) through February 28, 2003 for the purpose of introducing prospective purchasers including Cavallo Capital and its affiliates to APHT in connection with the financing or purchase of up to $25 million of various types of offerings including but not limited to convertible debentures and common stock of APHT under Regulation D of the Securities Act of 1933, as amended, and under terms mutually acceptable to the parties.

At the closing of a transaction between APHT and either a purchaser not already known by APHT and introduced by Wharton or Cavallo Capital and its affiliates, APHT agrees to pay to Wharton or its designee a fee equal to 6% of the gross transaction amount for such tranche, (of which Wharton Capital Markets, LLC shall receive 1% as placement agent fee) which fee may be deducted from the proceeds at closing and/or paid directly by the escrow agent. The fees set forth above are due and payable to Wharton irrespective of whether the transaction closes during the term hereof or thereafter.

APHT acknowledges that the relationships between Wharton and the persons and/or entities to be introduced to APHT for the purposes contemplated by this agreement are proprietary to Wharton and essential to its business. Accordingly, APHT agrees to keep the names of investors confidential, except for SEC reporting purposes or if legally required and to a three-year period following the execution of this agreement, that neither APHT, nor any of its officers, directors or other representatives, will contact, either directly or indirectly, any sources introduced to APHT by Wharton hereunder for the purposes of arranging any future financing for APHT or any of its affiliates, without the express written consent of Wharton and without satisfactory compensation to Wharton. APHT also agrees not to issue any press releases relating to this transaction without the prior review of Wharton and without mentioning that Wharton facilitated that transaction, unless prohibited by applicable law.

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APHT  represents  it is free to enter  into this  transaction,  will act in good faith and will not hinder Wharton's efforts hereunder. APHT further agrees, in consideration of Wharton's services as set forth above, that APHT will indemnify and hold harmless Wharton, its affiliates, officers, directors, members, partners, agents, controlling persons and employees against any and all losses, claims, damages or liabilities (collectively, "Losses") incurred in connection with or as a result of either its engagement hereunder of any matter referred to in this engagement letter (except to the extent that any such Losses result from the gross negligence or bad faith of Wharton performing the services that are subject of this letter) and the Company agrees that it will in connection therewith reimburse Wharton and such other indemnified parties listed above for its and their legal and other expenses, which must be reasonable and documented.

Very truly yours,

APHTON CORPORATION

/s/ Philip Gevas
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Authorized Signature

Philip Gevas, Chairman & CEO
-----------------------------
Name and title

2-21-03
-----------------------------
Date




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